UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 30, 2004

                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)



            DELAWARE                     1-14164                  95-3518892
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
        of incorporation)                                    Identification No.)



             401 NORTH WABASH AVENUE, SUITE 740
                        CHICAGO, IL                                 60611
          (Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (312) 321-2299


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                  ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On July 30, 2004, Hollinger International Inc., a Delaware corporation (the "Company"), announced that three of its indirect subsidiaries, DT Holdings Limited, First DT Holdings Limited and Second DT Holdings Limited (collectively, the "UK Subsidiaries"), sold their outstanding shares of the Telegraph Group Limited, a company incorporated in England and Wales, to Press Acquisition Limited and Holyrood Holdings Limited (together, the "Buyers") pursuant to the Agreement for the Sale and Purchase of Shares in Telegraph Group Limited (the "Agreement") entered into by the Company, the UK Subsidiaries and the Buyers on June 22, 2004 (the "Sale of TGL"). A copy of the Agreement is incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 1-14164) filed on June 23, 2004.


         The purchase price was (pound)729.5 million in cash (or approximately $1,327.4 million at an exchange rate of $1.8196 to (pound)1), and included cash on the balance sheet of Telegraph Group of approximately (pound)64.5 million (or approximately $117.3 million). Accordingly, the transaction resulted in a cash-free/debt-free price of approximately (pound)665.0 million (or approximately $1,210.0 million). The purchase price was determined through arms-length negotiations and is subject to a possible post-completion purchase price adjustment depending on certain working capital levels, but the Company does not expect any such adjustment to be material.


         A portion of the proceeds from the Sale of TGL was used to repay outstanding indebtedness under the Company's subsidiaries' bank credit agreement. In addition, the Company intends to use a portion of the proceeds from the Sale of TGL to pay the consideration for the tender offer and consent solicitation (the "Offer") of its subsidiary, Hollinger International Publishing Inc. ("Publishing") for all of Publishing's outstanding $300 million in aggregate principal amount of 9% Senior Notes due 2010 (the "Notes"). As of July 29, 2004, approximately 97% of the Notes had been tendered in the Offer. The Offer will expire on July 30, 2004 following consummation of the Sale of TGL.

         A copy of the Company's Press Release dated July 30, 2004 is filed as
Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.


                ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         As previously reported, the Company formed a Special Committee of Independent Directors on June 17, 2003 to investigate related party transactions and other payments made to certain executives of the Company and its controlling stockholder, Hollinger Inc., and other affiliates in connection with the sale of the Company's and its subsidiaries' assets and other transactions. At this time, the Special Committee's investigation is still ongoing. The Company previously made public its need to review the Special Committee's final report before it could complete its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004. The preparation of subsequent period financial statements cannot be completed until the financial statements for the prior

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period have been finalized. In addition, the Company experienced disruption of management services provided to it arising from its ongoing dispute with Ravelston Corporation Limited, which had provided services to the Company in the past in connection with the preparation of its financial statements. As a result of these factors, the Company is not in the position to file the pro forma financial information required to be filed by Article II of Regulation S-X in connection with the completion of the Sale of TGL. The Company will file an amendment to this Form 8-K with the required pro forma information for the completion of the Sale of TGL as soon as possible following the time at which such information has become available.

                    ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (b) The Company is not in a position to file its pro forma financial information in connection with the completion of the Sale of TGL as a result of the factors disclosed in Item 5 to this Current Report on Form 8-K. The Company will file an amendment to this Form 8-K with the required pro forma information for the completion of the Sale of TGL as soon as possible following the time at which such information has become available.


         (c)      Exhibits

                  Exhibit 99.1 Press Release dated July 30, 2004.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          HOLLINGER INTERNATIONAL INC.
                                                  (Registrant)


Date: July 30, 2004                       By: /s/ James R. Van Horn
                                              ----------------------------
                                              Name:  James R. Van Horn
                                              Title: VP, General Counsel
                                                     and Secretary



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                                  EXHIBIT INDEX


EXHIBIT NUMBER                  DESCRIPTION
--------------                  -----------

Exhibit 99.1                    Press Release dated July 30, 2004.